UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

REDWOOD MORTGAGE INVESTORS VIII, L.P.,

a California Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Redwood Mortgage Investors VIII, L.P.,

a California Limited Partnership

177 Bovet Road, Suite 520

San Mateo, CA 94402

[●], 2023

Dear Limited Partners of Redwood Mortgage Investors VIII, L.P.:

You are a holder of limited partnership interests in Redwood Mortgage Investors VIII, L.P., a California Limited Partnership (“RMI VIII” or the “Partnership”). We are writing to request the consent of Holders to authorize Redwood Mortgage Corp. (“RMC”), as manager of the Partnership, to liquidate the assets of RMI VIII and wind up its affairs (the “Dissolution”) and to approve a plan for the Dissolution (the “Plan of Dissolution”). The Dissolution involves the sale of assets of the Partnership, payment of Partnership liabilities, distribution of any remaining proceeds after payment of all Partnership liabilities, and termination of the Partnership. If the Dissolution of RMI VIII and the Plan of Dissolution are approved by limited partners as described in the accompanying Consent Solicitation Statement, RMC, as manager of the Partnership, will commence winding-up the affairs of the Partnership in accordance with the Plan of Dissolution. During the wind-up period, the Partnership will continue to be externally managed by RMC and RMC will, in such capacity, be solely responsible for managing Partnership operations in accordance with the Plan of Dissolution, the Partnership’s Sixth Amended and Restated Limited Partnership Agreement dated July 28, 2005 and applicable law. RMC will continue to collect the loan servicing fees, cost reimbursements, and other fees received as manager of the Partnership and the general partners will continue to collect asset management fees. The general partners of RMI VIII are RMC and Michael R. Burwell (collectively, the “General Partners”).

Enclosed are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the proposed Dissolution and Plan of Dissolution, and a consent card with a return envelope. You are urged to read the Consent Solicitation Statement carefully and consult with your financial advisor with respect to the matters described in the Consent Solicitation Statement.

If you want your vote to be represented, you should complete the enclosed consent card and sign, date and return it promptly in the enclosed postage-paid envelope, or you may vote by telephone or the internet as described in “Voting Procedures” in the Consent Solicitation Statement. This solicitation will expire on [●], 2023, unless extended in the General Partners’ sole discretion.

Sincerely,

Michael R. Burwell, as general partner of Redwood Mortgage Investors VIII, L.P. and President, Secretary and Treasurer of Redwood Mortgage Corp.

REWOOD MORTGAGE INVESTORS VIII, L.P.,

a California Limited Partnership

NOTICE FOR ACTION BY WRITTEN CONSENT OF HOLDERS

To Limited Partners of Redwood Mortgage Investors VIII, L.P.:

We are soliciting consents (the “Consent Solicitation”) from the holders of limited partnership interests (“Limited Partnership Interests”) in Redwood Mortgage Investors VIII, L.P., a California Limited Partnership (“RMI VIII” or the “Partnership”), to:

1. Approve the dissolution of the Partnership (the “Dissolution”), in which Redwood Mortgage Corp., as manager of the Partnership, will dissolve the Partnership, liquidate its assets and wind up its affairs, and

2. Approve a plan for the Dissolution (the “Plan of Dissolution”). A copy of the proposed Plan of Dissolution is attached as Appendix A to the accompanying Consent Solicitation Statement.

Because you held Limited Partnership Interests as of [●], 2023, the record date for the Consent Solicitation, we are required to ask for your consent to complete the Dissolution pursuant to the Plan of Dissolution. Please carefully read the accompanying Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed consent card, please contact Morrow Sodali LLC, at [●] or by email at [●].

Sincerely,

Michael R. Burwell

Michael R. Burwell, as a general partner of Redwood Mortgage Investors VIII, L.P. and as President, Secretary and Treasurer of Redwood Mortgage Corp., a general partner of Redwood Mortgage Investors VIII, L.P.

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY OR VOTE BY ONE OF THE OTHER VOTING PROCEDURES DESCRIBED IN THE ACCOMPANYING CONSENT SOLICITATION STATEMENT. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE DISSOLUTION AND THE PLAN OF DISSOLUTION.

REDWOOD MORTGAGE INVESTORS VIII, L.P.,

a California Limited Partnership

CONSENT SOLICITATION STATEMENT

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with the proposed Dissolution and Plan of Dissolution and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. You should assume that the information appearing in this Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement are accurate only as of the respective dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

-i-

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements, including expectations of continuing high levels of capital withdrawals, the possibility of net losses given the Partnership’s declining capital base, the expectation that there will be liquidation proceeds after payment of all Partnership debts and obligations, and the length of the wind-up period. When used in this Consent Solicitation Statement, the words “believes,” “anticipates,” “expects,” “possibly,” “may,” “could,” “should,” “likely” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such forward-looking statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of intervening events and general economic conditions and other factors set forth in this Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement. We further caution recipients of this Consent Solicitation Statement that the discussion of these factors may not be exhaustive.

We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE PLAN OF DISSOLUTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THE PROPOSED DISSOLUTION AND PLAN OF DISSOLUTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

-ii-

REDWOOD MORTGAGE INVESTORS VIII, L.P.,

a California Limited Partnership

177 Bovet Road, Suite 520

San Mateo, CA 94402

(650) 365-5341

CONSENT SOLICITATION STATEMENT

FOR WRITTEN CONSENT

WITHOUT A MEETING

SUMMARY

General

This Consent Solicitation Statement is being furnished to holders (“Holders”) of limited partnership interests in Redwood Mortgage Investors VIII, L.P., a California Limited Partnership (“RMI VIII” or the “Partnership”), in connection with the solicitation of consents (the “Consent Solicitation”) to approve the proposed dissolution of the Partnership (the “Dissolution”) and to approve a plan for the Dissolution (the “Plan of Dissolution” or the “Plan”). The matters for which we seek consent are listed in the accompanying Notice for Action by Written Consent of Holders and are described in further detail in this Consent Solicitation Statement.

This Consent Solicitation Statement and the accompanying Notice for Action by Written Consent of Holders and consent card were first sent or given to Holders on or about [●], 2023.

Plan of Dissolution (pages 12-13)

Upon approval of the Dissolution and the Plan of Dissolution as described below, RMC, as manager of the Partnership, will commence to wind up the Partnership’s affairs in accordance with the Plan of Dissolution under which RMC will liquidate the Partnership’s assets, which consist of cash on hand, mortgage loans (“Loans”) and real estate owned (property acquired by foreclosure, referred to in the Consent Solicitation Statement as “REO”), as promptly as is consistent with obtaining the current fair value thereof. This may include: (i) collecting Loan payments from borrowers under existing Loan terms; (ii) selling Loans to third parties; (iii) selling Loans to either or both General Partners or their affiliates, subject to the limitations set forth in the Partnership’s Sixth Amended and Restated Limited Partnership Agreement dated July 28, 2005 (as amended, the “Partnership Agreement”); (iv) enforcing delinquent Loans through foreclosure or negotiating settlements with the borrowers and/or any guarantors or other obligors on such Loans; (v) selling any REO held by the Partnership; and (vi) taking any other actions determined by RMC to be consistent with recovering the fair market value of any Partnership assets and authorized in the Partnership Agreement and the Plan. RMC will wind-up the affairs of the Partnership commencing from the effective date of the Plan until the complete liquidation of the Partnership’s assets and the termination of the Partnership (the “Wind-Up Period”) in accordance with the Plan, the Partnership Agreement and the California Uniform Limited Partnership Act of 2008 (the “Act”). During the Wind-Up Period, the Partnership will continue to be externally managed by RMC and RMC will, in such capacity, be solely responsible for managing Partnership operations in accordance with the Plan, the Partnership Agreement and applicable law. RMC will continue to collect loan servicing fees, cost reimbursements, and other fees received as manager of the Partnership, in addition to the Dissolution Fee (defined below), and the General Partners will continue to collect asset management fees, but the Partnership will cease making new Loans and will only engage in business activities necessary or convenient to wind-up the Partnership’s business and distribute Partnership assets in accordance with the Plan, the Partnership Agreement and the Act.

Vote Required

The Dissolution will be approved if limited partners of the Partnership (“Limited Partners”) holding a majority of the total outstanding Limited Partnership Interests (as defined below) as of [●], 2023 (the “Requisite Consent”) vote “FOR” the Dissolution. “Limited Partnership Interests” means the percentage ownership interest of any Limited Partner in the Partnership determined at any time by dividing a Limited Partner’s current capital account maintained for such Limited Partner under the Partnership Agreement (“Capital Account”) by the total outstanding Capital Accounts of all Limited Partners.

The Plan of Dissolution will be approved if the Requisite Consent votes “FOR” the Plan of Dissolution.

Background and Reasons for the Dissolution (pages 9-10)

While RMI VIII’s loan portfolio is well collateralized and its delinquency rates are low, since 2016 the withdrawal requests from the Limited Partners have continued at significantly high levels, resulting in a declining capital base. The Partnership’s declining capital and the resultant lower loan balances and interest income, coupled with significant fixed operating expenses (primarily regulatory compliance expenses and related professional fees), has had – and will continue to have – an increasingly detrimental impact on the Partnership’s cash flow, net income and financial condition. If the Partnership continues to operate through its scheduled termination date of December 31, 2032, the General Partners expect the Partnership will experience declining net income and possibly losses.

The General Partners recommend the Dissolution of the Partnership for several reasons, including the following:

•	Liquidation distributions to Limited Partners would allow Limited Partners to reinvest those funds in other, possibly higher yielding investments available in the current interest rate environment.

•

Liquidating Partnership assets now allows Limited Partners to realize the current value of their investment (net of the to-be-paid dissolution fee) and avoid the risk of a prolonged period of declining income and potential exposure to losses due to the run-off of capital over the remaining term.

•

Terminating early capital withdrawals to some Limited Partners in favor of pro rata liquidation distributions to all Limited Partners avoids disparate treatment of Limited Partners electing to withdraw at a time of declining capital and reduced Partnership performance.

Dissolution Expenses (page 14)

The Partnership will pay for the expenses of the solicitation, and if approved by the Holders, the Dissolution. The General Partners anticipate the solicitation to cost approximately $[●], and the Dissolution to cost approximately $[●].

Dissolution Fee (page 14)

RMC will be entitled to a dissolution fee equal to 7.0% of each capital distribution to be made to the Limited Partners over the course of the Wind-Up Period (the “Dissolution Fee”). The Dissolution Fee shall be treated as an expense of the Partnership and included in the allocation of income/losses to Limited Partners’ Capital Accounts.

Material Federal Income Tax Consequences (pages 14-16)

Each Holder is required to take into account its distributive share of the Partnership’s income, gains, losses, deductions, credits and tax preference items in computing such Holder’s federal income tax liability for any taxable year. For federal income tax purposes, each Holder’s share of ordinary income or loss will include the gain or loss realized by the Partnership upon the sale of the Partnership’s assets pursuant to the Dissolution. In addition, a Holder may recognize gain to the extent the amount of the liquidating distribution in cash received (or deemed received) by the Holder exceeds the Holder’s tax basis for its Limited Partnership Interests.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES 14-16 OF THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE DISSOLUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Appraisal Rights (page 16)

Neither California law nor the Partnership Agreement requires that Holders be entitled to appraisal rights with respect to Limited Partnership Interests or Units (as defined herein) in the Dissolution, and no such appraisal rights will be afforded to Holders voting against the Dissolution.

Abandonment; Amendment to the Plan of Dissolution (page 16)

Prior to execution of the Plan of Dissolution by the General Partners, the General Partners may abandon the Dissolution in their sole discretion or amend the Plan without further action by the Holders. After obtaining the Requisite Consents for approval of the Dissolution and the Plan of Dissolution, no amendment may be made which alters or changes the terms and conditions of the Plan without obtaining the Requisite Consent for approval of such alterations or changes.

Interests of Certain Persons in the Dissolution (pages 13-14)

While the General Partners are required to perform in a manner consistent with their fiduciary duties to the Holders, they have interests in the Dissolution that may differ from those of the Holders. First, if distributions are made, any accrued but unpaid fees and expenses owed by the Partnership to the General Partners will be paid prior to any distributions to the Holders. These fees totaled $64,621 as of March 31, 2023. Second, the General Partners will continue to collect asset management fees during the Wind-Up Period, and RMC may sell Loans during the Wind-Up Period and retain servicing rights, in which case it will collect loan servicing fees on those Loans. Third, the Dissolution would eliminate any potential liability of the General Partners for liabilities of the Partnership or actions taken by the General Partners as fiduciaries. Fourth, RMC will be entitled to collect the Dissolution Fee (see “–Dissolution Fee” above). Fifth, RMC has the ability, in its sole discretion, to withhold from distributions any reserves it deems necessary in light of potential indemnity obligations of the Partnership to the General Partners. Finally, the General Partners or their respective affiliates may have ongoing business relationships with potential purchasers of the Partnership’s assets to whom assets of the Partnership may be sold, including acting as servicer for Loans sold to a third party.

Recommendation of the General Partners (page 17)

The General Partners recommend a vote “FOR” approval of the proposed Dissolution and “FOR” approval of the Plan of Dissolution. If the Requisite Consents for the Dissolution and the Plan of Dissolution are obtained, RMC will commence to wind up the Partnership’s affairs in accordance with the Plan of Dissolution under which RMC will liquidate the Partnership’s assets.

Voting Procedures (pages 20-21)

Holders who owned Limited Partnership Interests as of [●], 2023, the record date for the Consent Solicitation, may vote by mail, fax, telephone or internet. Approval of the Dissolution and Plan of Dissolution requires that we obtain the Requisite Consents from the Limited Partners. See “–Vote Required” above. As of the record date, neither General Partner and its affiliates had the power to vote or dispose of any Limited Partnership Interests.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, statements and other information can be accessed on the internet through the SEC’s address at http://www.sec.gov and are available in paper form to Holders without charge upon written request to Redwood Mortgage Corp., 177 Bovet Road, Suite 520, San Mateo, CA 94402; Attention: Secretary, or upon request by telephone at (650) 365-5341, extension 5.

The SEC allows the Partnership to “incorporate by reference” information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the Consent Solicitation Statement. This Consent Solicitation Statement incorporates by reference the Partnership’s Annual Report on 10-K for the fiscal year ended December 31, 2022.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

STATEMENT AND THE PROPOSED DISSOLUTION

Q:	Why have I received this Consent Solicitation Statement?

A: You have received this Consent Solicitation Statement because the Partnership Agreement requires that we obtain approval of Limited Partners for the dissolution of the Partnership. You are entitled to vote because, according to the records of the Partnership, you held Limited Partnership Interests on [●], 2023, the record date established for the Consent Solicitation. Even if you have sold some or all of your Limited Partnership Interests since that date, if you owned Limited Partnership Interests on [●], 2023, you are entitled to vote.

Q:	How can the Dissolution and the Plan of Dissolution be approved?

A: The Dissolution will be approved if a majority of the total Limited Partnership Interests outstanding as of [●], 2023 (the “Requisite Consents”) vote “FOR” the Dissolution. The Plan of Dissolution will be approved if the Requisite Consent votes “FOR” approval of the Plan of Dissolution.

Q:	What does the Dissolution involve?

A: We are proposing to terminate the Partnership and wind up its affairs by liquidating all assets of the Partnership, which consist of cash on hand, Loans and REO, in accordance with the Plan of Dissolution as described below; paying or making provision for all Partnership obligations and liabilities; and distributing the available cash in accordance with the Partnership Agreement and the Plan of Dissolution. See “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE DISSOLUTION–Plan of Dissolution.”

Q:	What will happen if the Dissolution is approved?

A: If the Dissolution and Plan of Dissolution are approved by the Requisite Consents, the General Partners will enter into the Plan of Dissolution within 15 days of the receipt of the Requisite Consents, and RMC, as manager of the Partnership, will wind-up the affairs of the Partnership commencing from the effective date of the Plan (the “Dissolution Date”) until the complete liquidation of the Partnership’s assets and the termination of the Partnership in accordance with the Plan, the Partnership Agreement and the Act (the “Wind-Up Period”). During the Wind-Up Period, the Partnership will continue to be externally managed by RMC and RMC will, in such capacity, be solely responsible for managing Partnership operations in accordance with the Plan, the Partnership Agreement and applicable law. The General Partners will continue to collect asset management fees and RMC will collect the Dissolution Fee, but the Partnership will cease making new Loans and will only engage in business activities necessary or convenient to wind-up the Partnership’s business and distribute Partnership assets in accordance with the Plan, the Partnership Agreement and the Act. In addition, effective as of the Dissolution Date, (i) all Limited Partners, including Limited Partners who previously elected not to receive periodic distributions of Partnership net income under Section 4.3 of the Partnership Agreement, will begin receiving quarterly distributions of the Partnership’s net income (if any); and (ii) all scheduled withdrawals of Limited Partner capital made pursuant to Article 8 of the Partnership Agreement will terminate in favor of quarterly pro rata withdrawals to all Limited Partners of cash received from the liquidation of Partnership assets (each, a “Capital Distribution” and collectively, the “Capital Distributions”) over the course of the Wind-Up Period and available to fund Capital Distributions.

During the Wind-Up Period, you will receive quarterly statements of your Capital Account and activity and your annual tax forms and financial reports.

After the Partnership has been liquidated, RMC will file a Certificate of Cancellation of a Limited Partnership (“Certificate of Cancellation”) with the California Secretary of State and any other documents or instruments required to terminate the Partnership under applicable law, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

Q:	How will liquidation proceeds be distributed?

A: Under the Partnership Agreement and Plan of Dissolution, all assets of the Partnership, including proceeds from the sale of Partnership assets, RMC’s repayment of the General Partners’ capital deficit (i.e., the deficit restoration obligation) and the formation loan (primarily from the proceeds of the Dissolution Fee), and cash available from interest and principal payments on Partnership loans will be applied and distributed in the following order of priority:

•

First, to the payment of operations expense, including liabilities to professional services providers and government agencies (principally property and other taxes), fees and cost reimbursements to RMC (including the Dissolution Fee), asset management fees to the General Partners, Loan administration and collection costs, and such other general and administrative expenses of the Partnership’s business and compliance activities and then to the payment and discharge of all of the Partnership’s then current debts and liabilities to banks (and any other lenders); and

•

Thereafter, quarterly, within seven (7) business days after the end of each calendar quarter, to the General Partners and the Limited Partners (collectively, the “Partners”) in proportion to their respective positive Capital Account balances, after taking into account income and loss allocations for the applicable calendar quarter. Quarterly net income, if any, will be distributed pro rata to all Limited Partners and by disbursement separate from Capital Distribution payments. Low Balance Distributions, as described below, will be given priority among redemption payments to reduce operations expense.

If at the time distributions to any Limited Partner have reduced the Limited Partner’s total Capital Account balance to $10,000 or less, RMC may, in its sole discretion, elect to return the entire remaining Capital Account balance to the Limited Partner rather than continuing to make diminishing pro rata distributions to the Limited Partner as described in the second bullet point in the preceding paragraph (“Low Balance Distributions”). Aggregate Low Balance Distributions payable in any period, if any, will be funded with cash distributable to the Partners as described in the second bullet point in the preceding paragraph, only, and shall reduce distributions made to the Partners as described in such second bullet on a pro rata basis based upon the Partners’ respective Capital Account balances as of the date such distributions are made.

RMC expects to complete the wind-up activities approximately 12 to 18 months after the effective date of the Plan of Dissolution. Dissolution, however, can be an involved process which may depend on a number of factors, and some of these factors are beyond our control.

Q:	Do the General Partners recommend that I consent to the Dissolution and Plan of Dissolution?

A: Yes. The General Partners recommend that Holders consent to the Dissolution and Plan of Dissolution by marking the box titled “FOR” the Dissolution proposal and “FOR” the approval of the Plan of Dissolution on the enclosed consent card and returning it promptly or you may vote by telephone or the internet as described in “Voting Procedures” set forth on pages 20 through 21 of this Consent Solicitation Statement. The General Partners, however, have conflicts of interest in recommending the Dissolution. For additional information regarding our conflicts of interest, see “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE DISSOLUTION–Interests of Certain Persons in the Dissolution” on pages 13-14 below.

Q:	Will I owe any federal income tax as a result of the Dissolution?

A: The Partnership’s sale or disposition of assets in connection with the Dissolution may generate taxable gains and/or losses. As noted below, due to the Partnership being classified as a partnership for federal tax purposes, each Holder is required for tax purposes to report on their own tax returns their allocable shares of all of the Partnership’s items of income, gain, loss, deduction, or expense, including gains or losses derived in connection with the Dissolution as reported annually to the Limited Partners by RMC on a Schedule K-1. In addition, distribution of the Dissolution proceeds in cash to a Holder may result in additional capital gain or loss to the

Holders for United States federal income tax purposes, depending on whether the amount of such cash distributions are greater than, or less than, the Holder’s adjusted tax basis in its Limited Partnership Interests. As also noted below, any gains or losses derived by the Partnership on the sale of assets in connection with the Dissolution may, at least in part, be treated with respect to one or more Holders as complete dispositions by the Partnership of activities which are considered (in whole or in part) as passive activities with respect to such Holders. If so, such gains or losses may allow Holders to gain the benefit of suspended and unused passive activity losses previously allocated to such Holders from the Partnership.

TAX MATTERS ARE VERY COMPLICATED AND ARE HIGHLY DEPENDENT ON EACH HOLDER’S OWN PARTICULAR FACTS AND CIRCUMSTANCES. THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES 14 TO 16 OF THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE DISSOLUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q:	What if the Dissolution is not approved?

A: If each of the Dissolution and Plan of Dissolution are not approved by the Requisite Consent, then the Partnership will continue to operate as a legal entity with its assets and liabilities, in accordance with the Partnership Agreement.

Q:	Am I required to vote on the Dissolution and Plan of Dissolution?

A: No. You are not required to vote; however, we cannot complete the Dissolution pursuant to the Plan of Dissolution without obtaining the Requisite Consent for each of the Dissolution and the Plan of Dissolution. If you fail to send in your signed consent card or do not vote by telephone or the internet, it will have the same effect as a vote “AGAINST” the Dissolution. However, if you send in a signed consent card or vote by any other permitted means and do not select an option, your vote will be counted “FOR” the Dissolution and “FOR” the Plan of Dissolution.

Q:	How long do I have to vote?

A: You may vote by mailing or faxing your signed consent card now or by voting by telephone or the internet. Your vote must be received by [●] p.m. Pacific Time on [●], 2023, the expiration date for the solicitation, or in the event the solicitation is extended, before [●] p.m. Pacific Time on the date to which the solicitation is extended. The General Partners may extend the deadline for receiving consents in their sole discretion. If the Consent Solicitation is extended, we will announce the new deadline for receiving consents by press release. The General Partners may terminate or amend the solicitation at any time in their sole discretion. See “VOTING PROCEDURES” on pages 20-21 below.

Q:	Can I revoke my consent?

A: Yes. Holders may withdraw or revoke their consent as to the Dissolution proposal and proposed Plan of Dissolution at any time prior to [●] p.m. Pacific Time on [●], 2023, the expiration date for the solicitation, or in the event the solicitation is extended, before [●] p.m. Pacific Time on the date to which the solicitation is extended. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by Morrow Sodali LLC prior to such time and addressed as follows: [●]; or by phone with a live representative at [●]. A notice of revocation or withdrawal must specify the Holder’s name and the number of Limited Partnership Interests being withdrawn.

Q:	Do Holders have dissenters’ rights?

A: Under applicable state law, Holders are not entitled to appraisal rights with respect to the value of their Limited Partnership Interests or units, which represent shares of ownership of the Partnership that were issued to Limited Partners upon their admission to the Partnership (the “Units”). There will not be any procedure by which a Holder can seek an alternative valuation of his or her Limited Partnership Interests or Units, regardless of whether the Holder does or does not consent to the Dissolution.

WHAT YOU SHOULD KNOW BEFORE VOTING ON THE DISSOLUTION

The information contained in this Consent Solicitation Statement with respect to the Dissolution is qualified in its entirety by reference to the Plan of Dissolution and the Partnership Agreement. A copy of the Plan of Dissolution is attached hereto as Appendix A and is incorporated by reference herein. A copy of the Partnership Agreement is filed as Exhibit 3.1 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023, and may be requested from the Partnership, free of charge, upon written request to Redwood Mortgage Corp., 177 Bovet Road, Suite 520, San Mateo, CA 94402, Attention: Secretary.

Background and Reasons for the Dissolution

While RMI VIII’s loan portfolio is well collateralized and its delinquency rates are low, since 2016 capital withdrawal requests from the Limited Partners have continued at significantly high levels–in some years approaching the 20% annual limitation provided in the Partnership Agreement. As of December 31, 2022, Limited Partners’ capital – end of period of approximately $57.6 million was a reduction of $12.0 million (17.2%) compared to the December 31, 2021 Limited Partners’ capital – end of period of approximately $69.6 million, primarily due to Limited Partner capital withdrawals, partially offset by net income retained in the Capital Accounts of Limited Partners not electing periodic distribution of net income. Scheduled liquidations as of December 31, 2022 were approximately $13.9 million.

The Partnership’s declining capital and the resultant lower loan balances and interest income, coupled with significant fixed operating expenses (primarily regulatory compliance expenses and related professional fees), has had – and will continue to have – an increasingly detrimental impact on the Partnership. If the Partnership continues to operate through its scheduled termination date of December 31, 2032, the General Partners expect the Partnership will experience declining net income and possibly losses. Expenses of the Partnership related to its annual (and other periodic) regulatory, tax and SEC reports and its ongoing compliance with federal and state laws represent a significant portion of the Partnership’s total expenses. These compliance expenses are largely fixed and do not decrease based upon the declining capital base or decreasing revenue and/or income earned by the Partnership. In fact, these costs have increased over the years as a result of additional, and often more extensive regulatory requirements, as well as general economic and inflationary conditions. As a result, the Partnership’s net income is under downward pressure.

By approving the Dissolution and Plan of Dissolution, RMC can commence winding-up the Partnership by liquidating its assets and distributing the liquidation proceeds (i.e., interest and principal received on Loans and the proceeds of the sale of Loans or REO) in the order of priority described below under “–Plan of Dissolution” to all Limited Partners pro rata over the Wind-Up Period, which is expected to take approximately 12 to 18 months. RMI VIII believes this has several advantages compared to continuing the Partnership through its scheduled dissolution date of December 31, 2032:

•	Liquidation distributions to Limited Partners would allow Limited Partners to reinvest those funds in other, possibly higher yielding investments available in the current interest rate environment.

•

Liquidating Partnership assets now allows Limited Partners to realize the current value of their investment (net of the to-be-paid Dissolution Fee) and avoid the risk of a prolonged period of declining income and potential exposure to losses due to the run-off of capital over the remaining term.

•

Terminating early capital withdrawals to some Limited Partners in favor of pro rata liquidation distributions to all Limited Partners avoids disparate treatment of Limited Partners electing not to withdraw their investment in the Partnership versus Limited Partners electing to withdraw at a time of declining capital and reduced Partnership performance.

If the Plan of Dissolution is not approved, the Partnership will operate through its scheduled dissolution date of December 31, 2032. If the current level of capital withdrawal requests is maintained, we expect that the

Partnership will continue to contract in size, resulting in restricted cash flow which will adversely affect the ability of the Partnership to earn income, thereby reducing the yields payable to the Limited Partners. Declining yields will likely create an even greater incentive for Limited Partners to request capital withdrawals, further restricting the Partnership’s performance and ultimately resulting in possible losses to the Partnership and the Limited Partners. If the Partnership is not dissolved, the capital of all Limited Partners will be subject to the diminishing performance of, and losses incurred by, the Partnership. For non-withdrawing Limited Partners, this exposure will last through the scheduled dissolution date of December 31, 2032 and a wind-up period of up to five years thereafter. For withdrawing Limited Partners, their invested capital will remain at risk for at least the five-year limitation period, and perhaps longer, unless the Limited Partner elects to pay the 10% accelerated withdrawal fee in lieu of receiving capital withdrawals in 20 installments in accordance with the Partnership Agreement. If the General Partners find it necessary to terminate capital withdrawals entirely, both withdrawing Limited Partners and non-withdrawing Limited Partners may be at risk to Partnership losses through the December 31, 2032 scheduled dissolution date and up to an additional five-year wind-up period commencing on the dissolution date.

In addition, there is no established market for the Limited Partnership Interests or Units and the ability of Limited Partners to transfer their Limited Partnership Interests is subject to restrictions under the Partnership Agreement, and thus it would be difficult for Holders to dispose of Limited Partnership Interests without the Dissolution or a similar alternative. Other alternatives to Dissolution either do not seem feasible or are unlikely to produce greater returns to Holders in the future. Therefore, the General Partners believe the Dissolution to be in the best interests of the Partnership and the Holders.

Risks of the Dissolution

In addition to the other information included elsewhere in this Consent Solicitation Statement, the following factors should be considered carefully in determining whether to approve the Dissolution.

The General Partners Will Have Conflicts of Interest in the Dissolution. If the Dissolution is approved, the General Partners will have conflicts of interest with respect to the Dissolution. First, if distributions are made, any accrued but unpaid fees and expenses owed by the Partnership to the General Partners will be paid prior to any distributions to the Holders. These fees totaled $64,621 as of March 31, 2023. Second, the General Partners will continue to collect asset management fees during the Wind-Up Period, and RMC may sell Loans during the Wind-Up Period and retain servicing rights, in which case it will collect loan servicing fees on those Loans. Third, the Dissolution would eliminate any potential liability of the General Partners for liabilities of the Partnership or actions taken by the General Partners as fiduciaries. Fourth, RMC will be entitled to collect the Dissolution Fee, equal to 7.0% of each Capital Distribution to be made to the Limited Partners over the course of the Wind-Up Period. Fifth, RMC has the ability, in its sole discretion, to withhold from distributions any reserves it deems necessary in light of potential indemnity obligations of the Partnership to the General Partners. Finally, the General Partners or their respective affiliates may have ongoing business relationships with potential purchasers of the Partnership’s assets to whom assets of the Partnership may be sold, including acting as servicer for Loans sold to a third party. See “–Interests of Certain Persons in the Dissolution” below.

You may Incur Gains in the Dissolution in Excess of Any Distributions That Are Made to Holders. The Partnership expects that it will incur taxable gains or losses upon the sale or disposition of its assets in connection with the Dissolution. As a result, and based on the Partnership’s classification as a partnership for federal tax purposes, you will be required to take into account on your tax return your allocable shares of each of the Partnership’s items of such gains and losses. Such gains or losses will be required to be characterized for tax purposes as ordinary income and/or capital gains, in whole or in part, based on the facts and circumstances applicable to each transaction, and you will be required to report such gains or losses on your tax returns in a manner consistent with the Partnership’s characterizations thereof. In addition, you will recognize taxable gain, or loss, depending on whether the amount of the cash liquidating distribution received (or deemed received) by you in connection with the Dissolution exceeds, or is less than, your adjusted tax basis in your Limited

Partnership Interests. If the Dissolution is approved, Holders should be aware that it is possible that the amount of taxable gains or other taxable income required to be recognized by such Holder in connection with the Dissolution may exceed the aggregate amount of cash received by such Holder in the Dissolution. See “–Material Federal Income Tax Consequences” below for further explanation.

If the Dissolution is Approved, Holders Will Face Uncertainty as to the Timing of the Dissolution of the Partnership, the Utilization of any Passive Activity Losses and any Liquidating Distributions. If the Dissolution is approved, a number of factors will affect the amount and timing of any liquidating distributions, as well as the timing of the winding-up of the Partnership and the timing of availability of any unused passive activity losses, including the prices for which real estate owned property or any loans are sold, and the condition of the real estate market and mortgage lending during the Dissolution, and the costs of the Dissolution. The longer that the dissolution is delayed, the more expenses the Partnership will incur, which would reduce the amount of any liquidating distributions, and the longer it will be until Holders can use unused passive activity losses for other purposes.

There also can be no assurance that the Partnership’s real estate assets can be sold within a reasonable period of time. RMC is required to complete the winding-up of the Partnership within five years from the Dissolution Date. Neither RMC, in its capacity as manager of the Partnership, nor any General Partner is obligated to extend or seek to extend the Wind-Up Period. In order to complete the winding-up of the Partnership, RMC may be required to sell assets at a significant discount. As a result, we cannot guarantee the timing for the completion of the dissolution of the Partnership, the amount of liquidating distributions to Holders or utilization of passive activity losses.

Sales of Assets Pursuant to the Plan of Dissolution are not Subject to Holder Approval. If the Holders approve the Dissolution, RMC will liquidate the Partnership’s assets as promptly as is consistent with obtaining the current fair value thereof. Holders will have no right or opportunity to vote on the sale of assets of the Partnership and will have no right to approve or disapprove the terms of any individual sale. By consenting to the Dissolution, Holders are granting us authority to sell all of the Partnership’s assets upon terms and conditions which we deem appropriate. See “–Plan of Dissolution” below.

There may be a Delay in Receiving Certain Benefits of any Sales. The Partnership Agreement authorizes us to utilize liquidation to establish reserves for authorized Partnership purposes. RMC may, in its sole discretion, reserve some of the liquidation proceeds in light of known liabilities and liquidating expenses payable by the Partnership as well as estimated, unknown and potential contingent liabilities and expenses. Undistributed reserves determined unnecessary by RMC, in its sole discretion, will be distributed in accordance with the priority of payments described in “–Interests of Certain Persons in the Dissolution” below at times determined by RMC.

There is a Lack of Independent Representation Regarding the Dissolution Recommendation. The Partnership has not retained an independent representative to act on behalf of the Holders or the Partnership in designing the overall structure of the Dissolution. In addition, we do not intend to employ an independent agent to structure and negotiate the terms and conditions (including the consideration to be received) upon which the Partnership’s assets will be sold. The Partnership did not seek to obtain an opinion relating to the fairness to the Holders of the proposed Dissolution. There is no assurance that we can obtain better results for the Partnership in the sale of properties than would otherwise be obtained by a third-party broker.

The General Partners Receive the Benefit of Indemnification under the Partnership Agreement. The Partnership Agreement provides that a General Partner will not be liable to the Partnership or any Limited Partner so long as the General Partner determined in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership, and such loss or liability did not result from the gross negligence or gross misconduct of the General Partner. In addition, the Partnership Agreement provides that a General Partner or any Partnership employee or agent is entitled to be indemnified by the Partnership, at the expense of the Partnership, against any loss or liability resulting from assertion of any claim or legal proceeding relating to the activities of the Partnership, including claims, or legal proceedings brought by a third party or by Limited Partners, on their own behalf or as a Partnership derivative suit, so long as the party to be indemnified determined in good faith that the course of conduct which gave rise to such claim or proceeding was in the best interests of the Partnership and such course of conduct did not constitute gross negligence or gross misconduct. As a result of these provisions, Holders may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, each General Partner may not be indemnified under the Partnership Agreement with regard to liabilities imposed by judgment arising from or out of federal or state securities laws associated with the offer and sale of Units unless approved by a court.

If a claim were made against the General Partners in connection with their actions on behalf of the Partnership with respect to the Dissolution, it would most likely seek to be indemnified by the Partnership with respect to such claim. As a result of these indemnification rights, a Holder’s remedy with respect to claims against the General Partners relating to their involvement in the Dissolution could be more limited than the remedies that would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership’s assets by the amount paid. In addition, RMC has the ability, in its sole discretion, to withhold from distributions any reserves it deems necessary in light of potential indemnity obligations of the Partnership.

The Dissolution would Lead to a Loss of Opportunity to Benefit from Future Events. If the Dissolution is approved, Holders should be aware that there can be no assurance that the Dissolution will result in greater returns to Holders than a continuation of the Partnership. After the Dissolution, the Partnership will not benefit from possible improvements in economic and market conditions that could produce increased cash flow. In addition, there can be no assurance that the Dissolution will result in greater returns to you than a merger of the Partnership with another entity or any other strategic alternative, whether or not considered by the General Partners.

Plan of Dissolution

If the Dissolution and Plan of Dissolution are approved by the Requisite Consents, the General Partners will enter into the Plan of Dissolution within 15 days after the Requisite Consents for the Dissolution have been obtained, which will commence the Wind-Up Period in which RMC will wind-up the affairs of the Partnership from the Dissolution Date until the complete liquidation of the Partnership’s assets and the termination of the Partnership in accordance with the Plan, the Partnership Agreement and the Act. Under the Plan, RMC will liquidate the Partnership’s assets, which consists of cash on hand, Loans and REO, as promptly as is consistent with obtaining the current fair value thereof. This may include: (i) collecting Loan payments from borrowers under the terms of existing Loans; (ii) selling Loans to third parties; (iii) selling Loans to either or both General Partners or their affiliates, subject to the limitations set forth in the Partnership Agreement; (iv) enforcing delinquent Loans through foreclosure or negotiating settlements with the borrowers and/or any guarantors or other obligors on such Loans; (v) selling any REO held by the Partnership; and (vi) taking any other actions determined by RMC to be consistent with recovering the fair market value of any Partnership assets and authorized in the Partnership Agreement and the Plan.

At any time before the execution of the Plan of Dissolution, the General Partners may abandon the Dissolution in their sole discretion without further action by the Holders; however, after obtaining the Requisite Consent for approval of the Dissolution, no amendment may be made which alters or changes the terms and conditions of the Plan without obtaining the Requisite Consent for approval of such alterations or changes.

During the Wind-Up Period, the Partnership will cease making new Loans and will only engage in business activities necessary or convenient to wind-up the Partnership’s business and distribute Partnership assets in accordance with the Plan, the Partnership Agreement and the Act. In addition, effective as of the Dissolution Date, (i) all Limited Partners, including Limited Partners who previously elected not to receive periodic distributions of Partnership net income under Section 4.3 of the Partnership Agreement, will begin receiving quarterly distributions of the Partnership’s net income (if any); and (ii) all scheduled withdrawals of Limited Partner capital made pursuant to Article 8 of the Partnership Agreement will terminate in favor of quarterly pro rata withdrawals to all Limited Partners of cash received from the liquidation of Partnership assets over the course of the Wind-Up Period and available to fund Capital Distributions.

Under the Plan of Dissolution, all assets of the Partnership, including proceeds from the sale of Partnership assets, RMC’s repayment of the General Partners’ capital deficit (i.e., the deficit restoration obligation) and the formation loan (primarily from the proceeds of the Dissolution Fee), and cash available from interest and principal payments on Partnership loans will be applied and distributed in the following order of priority:

•

First, to the payment of operations expense, including liabilities to professional services providers and government agencies (principally property and other taxes), fees and cost reimbursements to RMC (including the Dissolution Fee), asset management fees to the General Partners, Loan administration and collection costs, and such other general and administrative expenses of the Partnership’s business and compliance activities and then to the payment and discharge of all of the Partnership’s then current debts and liabilities to banks (and any other lenders); and

•

Thereafter, quarterly, within seven (7) business days after the end of the calendar quarter, to the General Partners and the Limited Partners (collectively, the “Partners”) in proportion to their respective positive Capital Account balances, after taking into account income and loss allocations for the applicable calendar quarter. Quarterly net income, if any, will be distributed pro rata to all Limited Partners and by disbursement separate from Capital Distribution payments. Low Balance Distributions, as described below, will be given priority among redemption payments to reduce operations expense.

If at the time distributions to any Limited Partner have reduced the Limited Partner’s total Capital Account balance to $10,000 or less, RMC may, in its sole discretion, elect to return the entire remaining Capital Account balance to the Limited Partner rather than continuing to make diminishing pro rata distributions to the Limited Partner as described in the second bullet point in the preceding paragraph (“Low Balance Distributions”). Aggregate Low Balance Distributions payable in any period, if any, will be funded with cash distributable to the Partners as described in the second bullet point in the preceding paragraph, only, and shall reduce distributions made to the Partners as described in such second bullet on a pro rata basis based upon the Partners’ respective Capital Account balances as of the date such distributions are made.

RMC expects to complete the wind-up activities approximately 12 to 18 months after the effective date of the Plan of Dissolution. Dissolution, however, can be an involved process which may depend on a number of factors, and some of these factors are beyond our control. For example, the Partnership may be pursuing claims against others or defending litigation, or there may be other contingencies to which the Partnership may become subject during the Dissolution. Furthermore, RMC may determine that the interests of the Holders are better served by waiting until the Loans mature rather than selling them before maturity. Consequently, the Dissolution may take longer or shorter than expected, and the final liquidating distributions, if any, may occur months after all assets of the Partnership have been sold or mature.

Interests of Certain Persons in the Dissolution

You should be aware that the General Partners, although they are required to perform in a manner consistent with its fiduciary duties to the Holders, have interests in the Dissolution that may differ from those of Holders. Such interests include the following:

•	RMC will be entitled to a Dissolution Fee equal to 7.0% of each Capital Distribution to be made to the Limited Partners over the course of the Wind-Up Period.

•	If distributions are made, any accrued but unpaid fees and expenses owed by the Partnership to the General Partners will be paid prior to any distributions to the Holders. As of March 31, 2023, the

General Partners had accrued unpaid fees and expenses of $64,621. The General Partners are entitled to receive payment of these fees accrued from any distributions resulting from such a Dissolution before distributions are made to the Holders.

•

The General Partners will continue to collect asset management fees during the Wind-Up Period, and RMC may sell Loans during the Wind-Up Period and retain servicing rights, in which case it will collect loan servicing fees on those Loans.

•	The Dissolution of the Partnership will eliminate any potential liability of a General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary.

•	RMC has the ability, in its sole discretion, to withhold from distributions any reserves it deems necessary in light of potential indemnity obligations of the Partnership to the General Partners.

•	The General Partners may have ongoing business relationships with potential purchasers of the Partnership’s assets, including acting as servicer for Loans sold to a third party.

Dissolution Expenses

The Partnership will pay for the expenses of the solicitation and, if approved by Holders, the Dissolution. Expenses in connection with the solicitation and this Consent Solicitation Statement are estimated to be as follows:

Legal fees and expenses
SEC fees
Printer fees
Printing/postage

Total	$

For purposes of the Dissolution, the term “Solicitation/Communication Expenses” includes expenses such as the costs of mailing and printing this Consent Solicitation Statement, any supplements to it or other documents related to the Dissolution, telephone calls, legal fees, accounting fees, consent solicitation agent fees and other fees related to the solicitation of consents, as well as reimbursement of expenses incurred by brokers and banks, if any, in forwarding the Consent Solicitation Statement to Holders. The Partnership will be responsible for these expenses whether or not the Dissolution is approved or consummated. These Solicitation/Communication Expenses may be higher than estimated if there are additional soliciting materials or this Consent Solicitation Statement is amended.

The General Partners anticipate the costs of the Dissolution to be approximately $[●].

Dissolution Fee

RMC will be entitled to collect the Dissolution Fee, which is equal to 7.0% of each Capital Distribution to be made to the Limited Partners over the course of the Wind-Up Period. The Dissolution Fee shall be treated as an expense of the Partnership and included in the allocation of income/losses to Limited Partners’ Capital Accounts.

Material Federal Income Tax Consequences

The federal income tax discussion set forth below addresses the material federal income tax consequences of a Dissolution of the Partnership, but does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Holder in the light of such a Holder’s personal circumstances. The discussion is directed solely to those who hold Limited Partnership Interests as capital assets within the meaning of Section 1221 of the Code, and have acquired such Limited Partnership Interests for investment and not as a dealer or for resale. Further, this discussion does not address any tax consequences applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations (including pension plans, IRAs, foundations and/or charitable organizations), trusts or persons who acquired Partnership interests as compensation, nor does this discussion address U.S. state and local or non-U.S. tax consequences. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis), which can affect the tax consequences discussed herein.

The following discussion was written in connection with this Consent Solicitation Statement and is only a summary, and not a complete discussion, of the tax issues associated with the Dissolution and cannot be relied upon to avoid penalties. Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Dissolution of the Partnership, including the applicability and effect of federal, state, local and other tax laws. Holders should be aware that the specific tax consequences to them will vary depending upon several factors, including when the Holder purchased its interest in the Partnership.

In General. The Partnership is classified as a partnership for federal income tax purposes and, as such, is not subject to federal income tax. Instead, each Holder is required to take into account its distributive share of the Partnership’s income, gains, losses, deductions, credits and tax preference items in computing such Holder’s federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Holder, without regard to whether the Holder has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Holder on a Schedule K-1. Each Holder is required to report consistently with such Schedule K-1 unless it discloses any inconsistent position to the IRS when it files its federal income tax return. A Holder’s distributive share of the Partnership’s income or loss is determined in accordance with the allocations set forth in the Partnership Agreement.

Sale of the Partnership’s Assets. For federal income tax purposes, each Holder will be required to include in its income its allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership’s assets pursuant to the Dissolution. If an asset is sold or otherwise disposed of by the Partnership, the Partnership will generally realize gain (or loss) to the extent that the amount realized by the Partnership from such sale or disposition is greater than (or less than) the adjusted federal income tax basis of the asset. Any such gain or loss is passed through to the Holders based on their respective allocable shares thereof, as provided in the Partnership Agreement. The characterization of such gains or losses to each Holder (e.g., as ordinary income, gains or losses from the sale of “Section 1231 property,” etc.) will generally be determined based on the characterization of such gains or losses to the Partnership.

Distribution to the Holders. A Holder will recognize gain to the extent the amount of the liquidating distribution in cash received by the Holder exceeds the Holder’s tax basis for its Limited Partnership Interests. A Holder will recognize a loss to the extent that the liquidating distribution consists solely of cash and the amount of such Holder’s tax basis for its Limited Partnership Interests exceeds the amount of such cash liquidating distribution. A Holder’s tax basis in its Limited Partnership Interests will be adjusted to take into account such Holder’s allocable shares of the Partnership’s items of income, gain, loss, profit, deduction or expense for the period ending with the liquidation of the Partnership. Any such gain or loss will generally be characterized as capital gain or loss. Capital losses can be deducted for federal income tax purposes, in any year, only to the extent of a Holder’s capital gains plus, in the case of certain non-corporate taxpayers, ordinary income of up to $3,000.

For purposes of the foregoing, an increase in a Holder’s share of Partnership liabilities in connection with the Dissolution (or related transactions) is treated as a contribution of cash by that Holder to the Partnership, and thereby results in an increase in the Holder’s adjusted tax basis in its Limited Partnership Interests. Conversely, a decrease in a Holder’s share of partnership liabilities in connection with the Dissolution (and related transactions) is treated as a distribution of cash from the Partnership, and thereby results in a decrease in the Holder’s adjusted tax basis in its Limited Partnership Interests. To the extent that a decrease in a Holder’s share of Partnership liabilities results in a deemed cash distribution to the Holder which exceeds the Holder’s adjusted tax basis in its Limited Partnership Interests, the Holder will recognize gain to the extent of the excess of the deemed cash contribution over its adjusted tax basis in its Limited Partnership Interests. Accordingly, the possibility of deemed cash distributions should be taken into account in the above paragraph in the same manner as actual cash distributions.

Passive Activity Rules. Holders that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code which provide generally that losses from certain passive activities can only be used to offset income from passive activities. However, the Partnership has taken the position that it is engaged in the active conduct of equity-financed lending. As such, any allocable share of Partnership income will be considered as not from a passive activity and any allocable share of Partnership loss will be considered as from a passive activity, with the exception of gains or losses from the sale of Section 1231 property. A Holder’s allocable share of such losses may, to such extent, be used by the Holder in the current taxable year to offset passive activity income from a Holder’s other passive activity investments. Similarly, a Holder’s allocable share of any Partnership gain realized on the sale of its assets may be characterized with respect to such Holder, at least in part, as not from a passive activity. Because the Dissolution is intended to be a fully taxable transaction, it is expected that Section 469 of the Code may, at least in part, allow any suspended passive activity losses of a Holder with respect to its investment in the Partnership to be used to reduce other sources of passive income of the Holder upon Dissolution. The rules relating to passive activities (including the activities of the Partnership) are very complex, and the application of those rules to any particular Holder in connection with the Dissolution will depend on such Holder’s own particular facts and circumstances. Accordingly, each Holder should consult with their own tax advisors regarding the application of these rules to such Holder, based on their own facts and circumstances.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE DISSOLUTION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE DISSOLUTION TO YOU.

Abandonment; Amendment to the Plan of Dissolution

Prior to execution of the Plan of Dissolution by the General Partners, the General Partners may abandon the Dissolution in their sole discretion without further action by the Holders. Subject to applicable law, the Plan of Dissolution may be amended by the Partnership at any time prior to the filing of the Certificate of Cancellation with the California Secretary of State, provided that, after obtaining the Requisite Consents for the Dissolution and Plan of Dissolution, no amendment may be made which alters or changes the terms and conditions of the Plan of Dissolution without obtaining the Requisite Consent for approval of such alterations or changes.

No Appraisal Rights

Neither California law, nor the Partnership Agreement, require that Holders be entitled to appraisal rights on the Dissolution, and no such appraisal rights will be afforded to Holders voting against the Dissolution.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the proposed Dissolution.

Reporting Requirements & Form 15

The Partnership must comply with various requirements to file periodic and current reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and with the SEC’s proxy rules. Once the wind-up has been completed or the Partnership falls below 300 holders of record of Limited Partnership Interests, whichever occurs first, the General Partners will file a Form 15 Certification and Notice of Termination of Registration with the SEC, which will suspend the Partnership’s obligation to file periodic or current reports under the Exchange Act or comply with the requirements of the SEC’s proxy rules. While the Form 15 will take effect 90 days after filing, the Partnership’s duty to file periodic and current reports under the Exchange Act and the obligation to comply with the SEC’s proxy rules will be suspended immediately after the Form 15 filing.

RECOMMENDATION OF THE GENERAL PARTNERS

The General Partners recommend a vote “FOR” approval of the proposed Dissolution and “FOR” approval of the Plan of Dissolution.

YOUR VOTE IS VERY IMPORTANT. FAILURE TO RETURN THE ENCLOSED CONSENT FORM WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE DISSOLUTION AND THE PLAN OF DISSOLUTION. WE RECOMMEND THAT ALL HOLDERS APPROVE THE DISSOLUTION AND PLAN OF DISSOLUTION BY MARKING THE BOXES ENTITLED “FOR” ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR CONSENT CARD WILL BE TREATED AS VOTING “FOR” THE DISSOLUTION AND “FOR” THE PLAN OF DISSOLUTION.

THE PARTNERSHIP AND THE GENERAL PARTNERS

The Partnership is a limited partnership which was formed under the laws of the State of California on May 27, 1992. The General Partners of the Partnership are Redwood Mortgage Corp., a California corporation, and Michael R. Burwell, the President, Secretary and Treasurer of Redwood Mortgage Corp. and its principal shareholder.

As of [●], 2023, not including the general partner interests, there were [●] Limited Partners.

The Partnership’s principal place of business is 177 Bovet Road, Suite 520, San Mateo, California 94402, and its telephone number at such address is (650) 365-5341.

Fiduciary Duties of the General Partners

The General Partners of the Partnership has fiduciary duties to the Partnership under California law in addition to the specific duties and obligations imposed upon it under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partners, in managing the affairs of the Partnership, are expected to exercise good faith and integrity with respect to the affairs of the Partnership. Under these fiduciary duties, the General Partners are obligated to act in the best interests of the Partnership, especially where consummation of such transactions may result in their interests being opposed to, or not aligned with, the interests of the Holders.

In addition, under the Partnership Agreement, the General Partners have the fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, and they may not employ such funds or assets in any manner except for the exclusive benefit of the Partnership. The Partnership Agreement, however, does limit the liability of the General Partners so that each is not liable to the Holders for any act or omission performed or omitted by either General Partner in good faith and in the best interests of the Partnership, except for conduct constituting gross negligence or gross misconduct.

Role of the General Partners

The General Partners have sole and complete charge of the affairs of the Partnership and must operate its business for the benefit of all Partners. RMC generally manages and controls the day-to-day operations of the Partnership and has general responsibility and overall authority over matters affecting the interests of the Partnership. RMC specifically as the manager of the Partnership is responsible for cash management, filing of tax returns, all accounting and recordkeeping, and all communications between the Partnership and the Holders.

Role of the Holders

Except as expressly provided in the Partnership Agreement, the Limited Partners may not take part in the conduct or control of the Partnership business and have no right or authority to act for or bind the Partnership. The consent of the holders of a majority of the outstanding Limited Partnership Interests is required for the General Partners to take certain actions, including dissolution of the Partnership.

No Market for Limited Partnership Interests/Units

Neither Limited Partnership Interests nor Units, which represent shares of ownership of the Partnership that were issued to Limited Partners upon their admission to the Partnership, are listed on any national or regional securities exchange, and there is no established public trading market for Limited Partnership Interests or Units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of [●], 2023, the record date for the Consent Solicitation, no person or entity owns beneficially more than 5% of outstanding Limited Partnership Interests. Neither General Partner owns any Limited Partnership Interests.

VOTING PROCEDURES

The vote of each Holder is important. You may vote using any one of the following methods:

1.	Mark, date and sign the enclosed consent card and mail it in the enclosed postage paid envelope to Morrow Sodali LLC;

2.	Mark, date, sign and fax the enclosed consent card to Morrow Sodali LLC at ([●])[●]-[●];

3.	To place a vote by phone, please call ([●])[●]-[●]. At the prompt, please enter the unique control number printed to the left on the enclosed consent card. Follow the prompts to place your vote; or

4.

To place a vote by internet, please follow the link to the voting website at [●]. Enter the unique control number printed to the right on the enclosed consent card. Follow the instructions shown on the screen to place your vote.

Your vote must be received by [●] p.m. Pacific Time on [●], 2023, the expiration date for the solicitation, or in the event the solicitation is extended, before [●] p.m. Pacific Time on the date to which the solicitation is extended. If the Consent Solicitation is extended, we will announce the new deadline for receiving consents by [press release].

If you have any questions or require assistance completing the consent form, please call Morrow Sodali LLC, at ([●]) [●]-[●].

Interests of Holders represented by valid consents in the form enclosed and not revoked before [●] p.m. Pacific Time on [●], 2023 will be counted in determining whether to approve the Dissolution and the Plan of Dissolution. Where a choice is specified on a signed, returned consent form as to how you wish to vote, your interests will be voted accordingly. If no choice is specified, the signed consent will be voted FOR the Dissolution and FOR the Plan of Dissolution.

BECAUSE THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING LIMITED PARTNERSHP INTERESTS MUST APPROVE EACH OF THE DISSOLUTION AND THE PLAN OF DISSOLUTION, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE DISSOLUTION AND PLAN OF DISSOLUTION, RESPECTIVELY.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, in their sole discretion, the General Partners may amend or terminate the solicitation at any time or to delay accepting consents or extend the deadline for the solicitation. Any such amendment, delay or termination will be announced in a substantially similar manner to that which the Partnership would announce any extension of the solicitation period.

Record Date

The proposed Dissolution and Plan of Dissolution are being submitted for approval to those persons who are Holders as of the record date for the Consent Solicitation. The record date is [●], 2023 for determining the Holders entitled to vote with respect to the proposed Dissolution and Plan of Dissolution. Accordingly, only registered Holders as of the record date will be entitled to vote with respect to the proposed Dissolution and Plan of Dissolution. At the record date, there were approximately [●] Holders.

Vote Required

Under Section 9.1(b) of the Partnership Agreement, the affirmative vote of a majority of the Limited Partnership Interests outstanding as of the record date is required for the approval of the proposed Dissolution and Plan of Dissolution. THE FAILURE OF HOLDERS OF A MAJORITY OF LIMITED PARTNERSHIP INTERESTS OUTSTANDING ON THE RECORD DATE TO VOTE IN FAVOR OF EACH OF THE DISSOLUTION AND PLAN OF DISSOLUTION WILL RESULT IN THE DISSOLUTION AND PLAN OF DISSOLUTION NOT TAKING EFFECT WITH RESPECT TO THE PARTNERSHIP. Any interest of a Holder who is an affiliate of any person directly or indirectly instrumental in organizing or managing the Partnership shall be disregarded in determining both the total interest of the Holders and the obtaining of any approvals, consents or votes of Holders pursuant to any section or subsection of the Partnership Agreement.

Holders who wish to vote “FOR” the Dissolution and “FOR” the Plan of Dissolution should complete, sign and return the consent card or vote by telephone or the internet as described in the section above titled “Voting Procedures.”

Revocability of Consent

Holders may withdraw or revoke their consent as to the Dissolution and Plan of Dissolution at any time prior to [●] p.m. Pacific Time on [●], 2023, the expiration date for the solicitation, or in the event the solicitation is extended, before [●] p.m. Pacific Time on the date to which the solicitation is extended. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by Morrow Sodali LLC prior to such time and addressed as follows: Morrow Sodali LLC, [●]; or by facsimile to Morrow Sodali LLC at ([●]) [●]-[●]; or on the internet at http://www.[●]. A notice of revocation or withdrawal must specify the Holder’s name and the number of Limited Partnership Interests being withdrawn.

Solicitation of Consents; Solicitation Expenses

The cost of preparing, assembling and mailing the enclosed consent card, this Consent Solicitation Statement and other materials which may be sent to Holders in connection with this solicitation shall be borne by the Partnership. Certain directors, officers and employees of Redwood Mortgage Corp. may solicit the execution and return of consent cards by mail, telephone, e-mail, facsimile or other permitted means. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. In addition, Morrow Sodali LLC, an outside solicitation firm retained by the Partnership to solicit votes and communicate with Holders in connection with this Consent Solicitation Statement and the proposed Dissolution, will assist in the solicitation of votes. The anticipated cost of such engagement, which shall be borne solely by the Partnership, is $12,500.

Appendix A

PLAN OF DISSOLUTION

OF

REDWOOD MORTGAGE INVESTORS VIII, L.P.,

A CALIFORNIA LIMITED PARTNERSHIP

This Plan of Dissolution (“Plan” or “Plan of Dissolution”) is adopted by Redwood Mortgage Investors VIII, L.P., a California limited Partnership (the “Partnership” or “Fund”), to effect the dissolution and wind-up of the Partnership in accordance with the California Uniform Limited Partnership Act of 2008 (“Act”) and Article 9 of the Partnership’s Sixth Amended and Restated Limited Partnership Agreement dated July 28, 2005 (as amended, the “Partnership Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given in the Partnership Agreement. In the event of any inconsistency between a provision of the Partnership Agreement and a provision of this Plan, the provision of this Plan shall control.

1. Dissolution Date. By Consent to Solicitation dated             , 2023 (the “Consent Solicitation”), the Partnership’s general partners, Michael Burwell (“Burwell”) and Redwood Mortgage Corp., a California corporation (“RMC” and together with Burwell, the “General Partners”), have recommended the adoption of this Plan by the Partnership and have sought to obtain the affirmative vote of a Majority of the Limited Partners (the “Requisite Consents”) to dissolve the Fund pursuant to Section 9.1(b) of the Partnership Agreement. Within fifteen (15) days of the General Partners’ receipt of the Requisite Consents as provided in the Consent Solicitation, the General Partners shall execute the Plan, with such execution date being the dissolution date for the Partnership (the “Dissolution Date”). This Plan and the authority of the General Partners to act in furtherance of this Plan shall be effective as of the Dissolution Date and shall continue thereafter until the complete liquidation of the Partnership’s assets and the final termination of the Partnership in accordance with this Plan, the Partnership Agreement and the Act (the “Wind-Up Period”).

2. Wind-Up Operations. During the Wind-Up Period, the Partnership will continue to be externally managed by RMC and RMC will, in such capacity, be solely responsible for managing Partnership operations in accordance with this Plan, the Partnership Agreement and applicable law. During the Wind-Up Period, the Partnership will operate in accordance with the following:

(a) No new loans will be made by the Partnership and the Partnership will only engage in business activities necessary or convenient to wind-up the Partnership’s business and distribute Partnership assets in accordance with this Plan, the Partnership Agreement and the Act.

(b) Effective as of the Dissolution Date: (i) all Limited Partners, including Limited Partners who previously elected not to receive periodic distributions of Partnership net income under Section 4.3 of the Partnership Agreement, will begin receiving quarterly distributions of the Partnership’s net income (if any); and (ii) all scheduled withdrawals of Limited Partner capital made pursuant to Article 8 of the Partnership Agreement will terminate in favor of quarterly pro rata withdrawals to all Limited Partners of cash received from the liquidation of Partnership assets and available to fund capital distributions (“Capital Distributions”) in accordance with the distribution provisions of Section 3, below.

(c) Except as provided in subsection (d), RMC, in its sole discretion, shall liquidate the Partnership’s assets as promptly as is consistent with obtaining the current fair value thereof, which may include: (i) collecting loan payments from borrowers under existing loan terms; (ii) selling loans to third parties; (iii) selling loans to either or both General Partners or their affiliates, subject to the limitations set forth in the Partnership Agreement; (iv) enforcing delinquent loans through foreclosure or negotiating settlements with the borrowers and/or any guarantors or other obligors on such loans; (v) selling any “real estate owned” (property acquired by foreclosure) held by the Partnership; and (vi) taking any other actions determined by RMC to be consistent with recovering the fair market value of any Partnership assets and authorized in the Partnership Agreement and this Plan.

(d) The right to sell loans and other assets of the Partnership set forth herein, shall include the right of RMC to sell all, or substantially all, of the loans in the Partnership’s portfolio to one or more unaffiliated third party purchasers (a “Portfolio Sale”), provided RMC determines, in its reasonable judgement, that the applicable Portfolio Sale is in the interest of the Partnership and the Limited Partners taking into account the value of the loans in the portfolio being sold and the potential cost savings and other economic advantages gained from the sale of several loans in a single transaction rather than on a loan-by-loan basis. Portfolio Sales involving “substantially all of the Partnership’s assets” as defined in Section 9.1 of the Partnership Agreement shall not, to the extent made pursuant to this subsection (d), require additional approval by the Limited Partners under Section 3.2(f) of the Partnership Agreement.

(e) RMC shall be required to liquidate all Partnership assets for the best price reasonably obtainable in order to completely wind-up the Partnership affairs within five (5) years after the Dissolution Date. If all of the Partnership’s assets have not been liquidated by the end of this five (5) year period, RMC shall be required to sell any remaining assets for the best price reasonably obtainable in order to liquidate the assets by the last day of the five (5) year period unless such period is extended by RMC with the written consent of a Majority of the Limited Partners. Neither RMC, in its capacity as the external manager of the Partnership, nor any General Partner shall be obligated to extend or seek to extend the five (5) year liquidation period described herein.

(f) RMC shall be entitled to a dissolution fee equal to seven percent (7.0%) of each Capital Distribution to be made to the Limited Partners over the course of the Wind-Up Period (the “Dissolution Fee”). The Dissolution Fee shall be paid to RMC quarterly, on or by the last business day of each calendar quarter based on the expected Capital Distribution to be paid to the Limited Partners for such quarter. The Dissolution Fee shall be treated as an expense of the Partnership and included in the allocation of income/losses to Limited Partners’ Capital Accounts.

3. Plan of Distribution.

(a) During the Wind-Up Period, all assets of the Partnership, including proceeds from the sale of Partnership assets, RMC’s repayment of the General Partners’ capital deficit (i.e., the deficit restoration obligation) and the formation loan (primarily from the proceeds of the Dissolution Fee), and cash available from interest and principal payments on Partnership loans will be distributed in the following order of priority:

(i) First, to the payment of operations expense, including liabilities to professional services providers and government agencies (principally property and other taxes), fees and cost reimbursements to RMC (including the Dissolution Fee), asset management fees to the General Partners, Loan administration and collection costs, and such other general and administrative expenses of the Partnership’s business and compliance activities and then to the payment and discharge of all of the Partnership’s then current debts and liabilities to banks (and any other lenders); and

(ii) Thereafter, quarterly—within seven (7) business days after the end of each calendar quarter—to the Partners in proportion to their respective positive Capital Account balances, after taking into account income and loss allocations for the applicable calendar quarter. Quarterly net income, if any, will be distributed pro rata to all Limited Partners and by disbursement separate from Capital Distribution payments. Low Balance Distributions, as described in subsection (c), below, will be given priority among redemption payments to reduce operations expense.

(b) During the Wind-Up Period, RMC, in its sole discretion, may establish and withhold from distributions made under subsection (a) any reserves reasonably deemed necessary by RMC in light of known liabilities and liquidating expenses payable by the Partnership as well as estimated, unknown and potential contingent liabilities and expenses. Undistributed reserves determined unnecessary by RMC, in its sole discretion, shall be distributed in accordance with subsection (a) at times determined by RMC.

(c) Notwithstanding subsection (a), at the time distributions to any Limited Partner have reduced the Limited Partner’s total Capital Account balance to $10,000 or less, RMC may, in its sole discretion, elect to return the entire remaining Capital Account balance to the Limited Partner rather than continuing to make diminishing pro rata distributions to the Limited Partner under subsection (a)(ii) (“Low Balance Distributions”). Aggregate Low Balance Distributions payable in any period, if any, shall be funded with cash distributable to the Partners under subsection (a)(ii), only, and shall reduce distributions made to the Partners under subsection (a)(ii) on a pro rata basis based upon the Partners’ respective Capital Account balances as of the date such distributions are made.

(d) The total distributions to the Limited Partners pursuant to this Section 3 shall be in complete redemption of the outstanding Limited Partnership interests of the Partnership. Each Limited Partner shall look solely to the assets of the Partnership for the return of his, her or its capital contribution. If the Partnership assets remaining after the payment or discharge of the debts and liabilities of the Partnership are insufficient to return the capital contributions of any Limited Partner, such Limited Partner shall have no recourse against RMC, in its capacity as external manager, or any General Partners or Limited Partner.

4. Termination of Limited Partnership. Upon completion, or anticipated completion, of the liquidation and sale of all Partnership assets, RMC will take all actions deemed necessary or prudent to terminate the Partnership including, without limitation:

(a) Filing a Certificate of Cancellation of a Limited Partnership with the California Secretary of State and any other documents or instruments required to terminate the Partnership under applicable law;

(b) Preparing and filing with the California Franchise Tax Board any final returns required by the Partnership under the California Revenue and Taxation Code.

(c) Distributing any remaining proceeds to the Partners, including any unallocated reserves held by the Partnership; and

(d) Filing a Form 15 Certificate and Notice of Termination of Registration with the Securities and Exchange Commission (“SEC”) and taking any other actions deemed necessary or prudent to terminate the registration of the Partnership under the Securities Exchange Act of 1934 (the “Exchange Act”) and to suspend the Partnership’s reporting obligations under the Exchange Act.

(e) Making all necessary filings and taking any other actions deemed necessary or prudent to terminate any active state securities qualifications of the Partnership.

(f) Providing final statements to the Limited Partners setting forth all Partnership receipts and disbursements during the Wind-Up Period.

5. Indemnification. The Partnership shall continue to indemnify its General Partners, officers, Limited Partners and employees in accordance with its Partnership Agreement with respect to any other contractual arrangements, and its insurance policies, for acts and omissions in connection with the implementation of this Plan and the winding up of the affairs of the Partnership. RMC, in its sole discretion, shall be authorized to reserve funds or other assets of the Partnership and/or obtain or maintain insurance as it deems advisable to provide for the continued indemnification obligations of the Partnership, RMC, in its capacity as external manager, or to any General Partner or Limited Partner, as well as any other parties the Partnership has agreed to indemnify, to the full extent permitted in the Partnership Agreement, any existing indemnification agreement(s), and applicable law. Such insurance may include coverage for the periods after the Wind-Up Period and termination of the Partnership pursuant to this Plan.

6. Authorization. RMC, in its capacity as external manager, and each General Partner are hereby authorized to do and perform or cause the Partnership to do and perform any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of such party, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by the Act and any state or federal law or regulation to wind-up the affairs and terminate the Partnership in accordance therewith. The authorizations provided in this Plan are in addition to all rights and authorizations granted to the General Partners under the Partnership Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Partnership has approved dissolution and adopted this Plan as of the Effective Date.

REDWOOD MORTGAGE INVESTORS VIII, L.P., A California limited partnership

By:	REDWOOD MORTGAGE CORP.
a California corporation, General Partner

By:
Michael Burwell, President

Michael Burwell, General Partner

CONSENT CARD

REDWOOD MORTGAGE INVESTORS VIII, L.P.,

a California Limited Partnership

177 Bovet Road

Suite 520

San Mateo, CA 94402

THIS CONSENT IS SOLICITED BY THE GENERAL PARTNERS ON BEHALF

OF THE PARTNERSHIP

The undersigned, a Holder of Limited Partnership Interests in Redwood Mortgage Investors VIII, L.P., a California Limited Partnership (the “Partnership”), takes the following actions with respect to the following proposals of the Partnership:

1. Proposal to dissolve the Partnership pursuant to the proposed Plan of Dissolution.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Proposal to approve the proposed Plan of Dissolution.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement with respect thereto and hereby revokes any consent or consents heretofore given.

Please sign exactly as your name(s) appear(s) on the books of the Partnership. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, OR IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE REVERSE OF THIS CARD.

(Reverse Side)

This consent form must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, Executors, Administrators, Trustees and Guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:

Signature:	Date:

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE SELF ADDRESSED ENVELOPE, OR IN ACCORDANCE WITH THE VOTING INSTRUCTIONS BELOW.

CONSENT VOTING INSTRUCTIONS

MAIL – Date, sign and mail your consent card in the envelope provided as soon as possible.

TOUCHTONE — To place a vote by phone, please call ([●]) [●]- [●]. At the prompt, please enter the unique control number printed to the right on this consent card. Follow the prompts to place your vote. Have your consent card available when you call.

INTERNET — To place a vote by Internet, please go to http://www. [●] and follow the link to the consent voting website. Enter the unique control number printed to the right on this consent card. Have your consent card available when you access the web page.

Your vote must be received by [●] p.m. Pacific Time on [●], 2023, the expiration date for the solicitation, or in the event the solicitation is extended, before [●] p.m. Pacific Time on the date to which the solicitation is extended. If you have questions regarding the consent, please call: ([●]) [●]-[●] to speak with a representative. Representatives are available between the hours of [●] a.m. and [●] p.m., Eastern Time.